Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 24, 2013

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS RECORD NET SALES

AND 2013 SECOND QUARTER RESULTS

PRYOR, OKLAHOMA (July 24, 2013) – Orchids Paper Products Company (NYSE MKT: TIS) today reported second quarter 2013 financial results.

Executive Summary:

•	Established a new quarterly record for both total net sales and converted product net sales of $29.2 million and $27.8 million, respectively.
•	Converted product shipments were 2,080,000 cases, exceeding the prior record of 1,864,000.
•	EBITDA in the second quarter of 2013 was $6.4 million, an increase of $1.4 million, or 27%, over the prior year quarter.
•	Second quarter 2013 net income was $3.1 million, an increase of $906,000, or 41%, compared with $2.2 million of net income in the same period of 2012.
•	Diluted net income per share for the second quarter 2013 was $0.39 per diluted share compared with $0.29 per diluted share in the same period in 2012.

Mr. Robert Snyder, President and Chief Executive Officer, stated, “We continued to exhibit solid performance during the second quarter of 2013. Our achievement of record net sales and converted product net sales in the second quarter of this year follows on the heels of a strong first quarter in which we also equaled or exceeded our previous sales records. Our new quarterly sales records exceed the previous records for total net sales and converted product net sales by 10% and 13%, respectively. Earnings in the second quarter continued to improve with EBITDA of $6.4 million, which is a significant improvement over the prior year’s result of $5.0 million and which continues our sequential quarterly earnings improvement trend to four consecutive quarters. Earnings per share were $0.39 for the quarter, exceeding the prior year quarter’s results of $0.29 per share.”

Mr. Snyder added, “As evidenced by our record sales achievements in the quarter, our previously announced new business is coming on line within our expectations. We anticipate converted product shipments in the second half of 2013 of an annualized run rate between 8.6 million and 9.1 million cases. The market continues to be very active and we are excited about the opportunities. Our ongoing efforts in new product development continue to enhance our product offering line-up for the mid and premium-tier markets which continues to resonate well with the market and is the major driver of our recent business growth. As a result, we are very excited about the continued growth opportunities for the company”

Three-month period ended June 30, 2013

Net sales in the quarter ended June 30, 2013 were $29.2 million, an increase of $3.9 million, or 16%, compared to $25.3 million in the same period of 2012. Net sales of converted product were $27.8 million in the 2013 quarter, favorable by $5.5 million, or 25%, compared to the $22.3 million of net sales in the same quarter last year. Net sales of parent rolls decreased to $1.4 million in the second quarter of 2013 compared with $2.9 million in the same quarter last year. The increase in converted product sales resulted from a 23% increase in converted product tonnage shipped and a 2% increase in net selling price per ton. The increase in shipments was primarily due to new product sales in the mid and premium-tier markets.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter ended June 30, 2013 was $6.4 million, an increase of $1.4 million, or 27%, compared to $5.0 million in the same period in the prior year. As a percent of net sales, EBITDA was 21.8% in the 2013 quarter compared with 19.8% in the 2012 quarter.

Gross profit for the second quarter of 2013 was $7.0 million, an increase of $1.4 million, or 25%, when compared with a gross profit of $5.6 million in the prior year quarter. Gross profit as a percent of net sales was 23.9% in the second quarter of 2013 compared to 22.2% for the same period in 2012. As a percent of net sales, gross profit increased primarily due to a higher percentage of converted product sales, lower recycled fiber prices and lower paper manufacturing costs being partially offset by external warehousing costs.

Cost per ton of recycled fiber in the second quarter of 2013 was 8% lower than the costs incurred in the same quarter of 2012, resulting in a reduction in cost of sales of approximately $251,000. Overhead costs in the paper manufacturing area in the second quarter of 2013 were approximately $257,000 lower than the prior year costs primarily due to lower maintenance and repair costs

Selling, general and administrative expenses in the second quarter of 2013 totaled $2.5 million, an increase of $405,000 or 19%, compared to the same period in the prior year. The increase was primarily due to: (i) higher sales commissions due to higher converted product sales, (ii) higher artwork and packaging related expenditures, (iii) higher director related fees and expenses, including higher stock option expense resulting from increased options issued and a higher market price of the Company’s stock and (iv) higher recruitment and relocation expenses, which were partially offset by lower professional fees. Selling, general and administrative expenses as a percent of net sales in the 2013 quarter were 8.6% compared to 8.4% for the prior year quarter.

Interest expense for the second quarter of 2013 totaled $95,000 compared to interest expense of $102,000 in the same period in 2012. The lower level of interest expense resulted from lower amounts outstanding under the Company’s credit facility.

As of June 30, 2013, the effective tax rate for the full year is estimated to be 28.4%, which includes the 1.3% favorable effect of an Indian employment tax credit (“IEC”) for 2012 that was recognized in the first quarter of 2013. This compares to the 29.8% effective tax rate (including the IEC) estimated as the end of the first quarter of 2013. This had the effect of increasing earnings per share by approximately $0.01 in the quarter.

Six-month period ended June 30, 2013

Net sales in the six-month period ended June 30, 2013 were $55.8 million, an increase of $4.8 million, or 9%, compared to $51.0 million in the same period of 2012. Net sales of converted product were $52.4 million in the 2013 period, favorable by $6.5 million, or 14%, compared to the $45.9 million of net sales in the same period last year. Net sales of parent rolls decreased to $3.4 million in the first six months of 2013 compared with $5.1 million in the same period last year. The increase in converted product sales resulted from a 14% increase in converted product tonnage shipped, while net selling price per ton remained flat when compared to 2012. The increase in shipments was primarily due to new product sales which were primarily in the mid and premium-tier markets.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the six-month period ended June 30, 2013 was $12.5 million, an increase of $1.8 million, or 17%, compared to $10.7 million in the same period in the prior year. As a percent of net sales, EBITDA was 22.4% in the 2013 period compared with 20.9% in 2012.

Gross profit for the first six months of 2013 was $13.5 million, an increase of $1.8 million, or 15%, when compared with a gross profit of $11.7 million in the prior year period. Gross profit as a percent of net sales was 24.2% in the six-month period of 2013 compared to 23.0% for the same period in 2012. As a percent of net sales, gross profit increased primarily due to a higher percentage of converted product sales, lower recycled fiber prices and lower paper manufacturing costs being partially offset by external warehousing costs.

Cost per ton of recycled fiber in the six-month period ended June 30, 2013 was 11% lower than the costs incurred in the same period of 2012, resulting in a reduction in cost of sales of approximately $601,000. Overhead costs in the paper manufacturing area in the first six months of 2013 were approximately $650,000 lower than the prior year costs primarily due to lower maintenance and repair costs and lower utility costs.

Selling, general and administrative expenses in the first six months of 2013 totaled $4.8 million, an increase of $391,000 or 9%, compared to the same period in the prior year. The increase was primarily due to higher sales commissions due to higher converted product sales, higher artwork and packaging related expenditures and higher director related fees and expenses, including stock option expense, being partially offset by lower professional fees. Selling, general and administrative expenses as a percent of net sales was 8.6% in both the current and the prior year period.

Interest expense for the six-month period ended June 30, 2013 totaled $188,000 compared to interest expense of $209,000 in the same period in 2012. The lower level of interest expense resulted from lower amounts outstanding under the Company’s credit facility.

Cash provided by operations for the six-month period ended June 30, 2013 was $5.9 million compared to $7.9 million in the prior year period. Increases in accounts receivable and inventories to support the increased sales were the major reasons for the reduction in cash provided by operations as compared to the prior year period. Capital expenditures for the six-month periods were $5.6 million in 2013 and $3.1 million in 2012. The Company expects capital expenditures for the full-year 2013 to be in a range of $10.0 to $10.6 million. In the second quarter of 2013, the Company increased its quarterly dividend rate to $0.35 per share from $0.30 per share, resulting in a dividend payment of approximately $2.7 million during the quarter. For the year-to-date period, dividend payments totaled $5.1 million.

Total debt outstanding as of June 30, 2013 was $15.7 million and the total of cash and short-term investments stood at $7.6 million. As a result, Net Debt outstanding as of June 30, 2013 was $8.1 million.

Conference Call/Webcast

The Company will hold a teleconference to discuss its second quarter financial results at 10:00 a.m. (ET) on Thursday, July 25, 2013. All interested parties may participate in the teleconference by calling 800 860 2442 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company. The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding reduced by cash and short-term investments on hand. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on March 11, 2013.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the at home private label consumer market. From its operations in northeast Oklahoma, the Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through premium quality market segments. The Company provides these products to retail chains throughout the United States For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company
Selected Financial Data
(in thousands, except tonnage, price and cost per ton and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Converted Product Net Sales	$27,803	$22,330	$52,411	$45,935
Parent Roll Net Sales	1,429	2,949	3,430	5,071
Net Sales	29,232	25,279	55,841	51,006
Cost of Sales	22,236	19,675	42,318	39,269
Gross Profit	6,996	5,604	13,523	11,737
Selling, General and Administrative Expenses	2,517	2,112	4,790	4,399
Operating Income	4,479	3,492	8,733	7,338
Interest Expense	95	102	188	209
Other (Income) Expense, net	(7)	323	(12)	316
Income Before Income Taxes	4,391	3,067	8,557	6,813
Provision for Income Taxes	1,248	830	2,321	2,054
Net Income	$3,143	$2,237	$6,236	$4,759

Average number of shares outstanding, basic	7,799,496	7,546,901	7,737,269	7,539,798
Average number of shares outstanding, diluted	7,983,808	7,843,707	7,914,189	7,842,598

Net income per share:
Basic	$0.40	$0.30	$0.80	$0.63
Diluted	$0.39	$0.29	$0.78	$0.61

Cash dividends paid	$2,746	$1,511	$5,083	$3,018
Cash dividends per share	$0.35	$0.20	$0.65	$0.40

Operating Data:
Total Tons Shipped	14,718	13,915	28,581	27,384
Net Selling Price per Ton	$1,986	$1,817	$1,954	$1,863
Total Paper Cost per Ton Consumed	$771	$769	$751	$750
Total Paper Cost	$10,691	$10,664	$21,211	$20,914

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$1,701	$3,206	$5,919	$7,918
Investing Activities	$(2,829)	$(1,645)	$(5,557)	$(6,150)
Financing Activities	$(1,840)	$(1,530)	$(3,531)	$(3,300)

	As of
	June 30,	December 31,
Balance Sheet Data:	2013	2012
Cash	$2,565	$5,734
Accounts Receivable, net	8,916	5,406
Inventory, net	11,291	10,275
Short-Term Investments	5,031	5,027
Income Taxes Receivable	805	607
Other Current Assets	1,349	1,074
Property Plant and Equipment	131,132	125,579
Accumulated Depreciation	(38,166)	(34,391)
Net Property Plant and Equipment	92,966	91,188
Other Long Term Assets	44	47
Total Assets	$122,967	$119,358

Accounts Payable	$3,734	$3,685
Accrued Liabilities	3,256	2,832
Total Debt	15,655	16,231
Deferred Income Taxes	19,530	19,432
Total Stockholders' Equity	80,792	77,178
Total Liabilities and Stockholders' Equity	$122,967	$119,358

Non-GAAP Measurements

	Three Months Ended June 30,		Six Months Ended June 30,
EBITDA Reconciliation:	2013	2012	2013	2012
Net Income	$3,143	$2,237	$6,236	$4,759
Plus: Interest Expense	95	102	188	209
Plus: Income Tax Expense	1,248	830	2,321	2,054
Plus: Depreciation	1,881	1,833	3,774	3,649
Earnings Before Interest, Income Tax and Depreciation	$6,367	$5,002	$12,519	$10,671
and Amortization (EBITDA)

	As of
	June 30,	December 31,
Net Debt Reconciliation:	2013	2012
Current Portion Long Term Debt	$1,152	$1,152
Long-Term Debt	14,503	15,079
Total Debt	15,655	16,231
Less: Cash	(2,565)	(5,734)
Less: Short-Term Investments	(5,031)	(5,027)
Net Debt	$8,059	$5,470